Exhibit 99.1

      iPayment Receives Proposal from Gregory S. Daily to Acquire iPayment

     NASHVILLE, Tenn.--(BUSINESS WIRE)--May 16, 2005--iPayment, Inc. (Nasdaq:
IPMT) today announced that it has received a non-binding proposal from a newly-formed entity, wholly-owned by Gregory S. Daily, its Chairman and Chief Executive Officer, to acquire all of the outstanding shares of iPayment for a cash price of $38.00 per share.
     The proposal is subject to a number of conditions, including, among other things, (i) obtaining financing for the proposed transaction on satisfactory terms, (ii) a sufficient number of other executive officers of iPayment subscribing for shares of the acquisition vehicle and (iii) the negotiation and execution of a merger agreement on mutually acceptable terms.
     In response to the proposal, the Board of Directors has established a special committee consisting of four independent directors to act on behalf of iPayment with respect to the proposal or alternatives in the context of evaluating what is in the best interests of iPayment and its public stockholders. The special committee is authorized to retain independent financial, legal and other advisors.
     iPayment cautions its shareholders and others considering trading in its securities, as follows: the Board of Directors of iPayment has just received the proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee of the Board in respect of iPayment's response, if any, to the proposal and shareholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in an orderly and timely manner to engage appropriate advisors, and consider the proposal and its implications; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed. This press release contains forward-looking statements of iPayment regarding a possible transaction by iPayment. Actual events may differ materially from the statements included in this press release.
     iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


     CONTACT: iPayment, Inc.
              Clay Whitson, 615-665-1858, Ext. 115